UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2022

HENNESSY CAPITAL INVESTMENT CORP. V

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39892	85-3433864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3415 N. Pines Way, Suite 204 Wilson, Wyoming	83014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (307) 201-1903

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.0001 per share	HCIC	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	HCICW	The Nasdaq Stock Market LLC
Units, each consisting of one share of Class A Common Stock and one-fourth of one Redeemable Warrant	HCICU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On December 16, 2022, Hennessy Capital Investment Corp. V (the “Company”) issued a press release announcing that it has cancelled its special meeting of stockholders that was previously scheduled for 3:00 PM Eastern time on December 21, 2022, and that, due to its inability to complete an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, the Company intends to dissolve and liquidate, effective as of the close of business on December 21, 2022, and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.06 (after taking into account the removal of a portion of the accrued interest in the trust account to pay taxes and $100,000 for dissolution expenses).

As of the close of business on December 21, 2022, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after December 21, 2022.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding shares of Class B common stock issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company believes that consummation of a suitable initial business combination is highly improbable, and because redemptions made after December 31, 2022 may potentially be subject to a 1% excise tax included as part of the Inflation Reduction Act of 2022, it is in the best interest of the Company’s stockholders to return the cash in the trust account during 2022 rather than wait for expiration in 2023.

Since the closing of the Company’s IPO, the Company’s management team has conducted a thorough search for the right target and evaluated a number of companies with the goal of completing an initial business combination that met its investment criteria. Further, the Company’s leadership has carefully evaluated the current adverse market conditions, including a limited pool of public company-ready business combination partners, the overall decline in the SPAC market, high redemption rates of SPACs, increased regulatory uncertainty around SPACs and the deterioration of the PIPE market. Considering these factors, and despite significant efforts to identify and complete an initial business combination, the Company’s management team does not believe that it will complete an initial business combination by January 20, 2023. As a result, the Company has determined that it is prudent and in the best interests of the Company and its stockholders to liquidate the Company in 2022.

The Company expects that the Nasdaq Stock Market will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 16, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2022

HENNESSY CAPITAL INVESTMENT CORP. V

By:	/s/ Nicholas A. Petruska
	Name:	Nicholas A. Petruska
	Title:	Chief Financial Officer

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